RET Equity

Advisory Fee Waiver

through 07/31/15

August 1, 2014

Mr. Mark E. Swanson

Treasurer

Russell Exchange Traded Funds Trust

1301 2nd Ave.

Seattle, WA 98101

RE:	Russell Exchange Traded Funds Trust – Russell Equity ETF (the “Fund”)

Dear Mr. Swanson:

Russell Investment Management Company (“RIMCo”), as adviser to Russell Exchange Traded Funds Trust, agrees to waive, until July 31, 2015, 0.07% of its 0.35% management fee for the Fund.

This agreement (1) supersedes any prior waiver or reimbursement arrangements, (2) may not be terminated during the relevant period except at the Board’s discretion and (3) may, at RIMCo’s option, continue after July 31, 2015, but may be revised or eliminated at any time thereafter without notice.

If this arrangement is acceptable to you, please sign below to indicate your acceptance and agreement and return a copy of this letter to me.

Sincerely,

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Jeffrey T. Hussey
Jeffrey T. Hussey
President and Chief Executive Officer

Accepted and Agreed:

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ Mark E. Swanson
Mark E. Swanson
Treasurer and Chief Accounting Officer